Exhibit 5.1
March 4, 2011
Equity LifeStyle Properties, Inc.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606
Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”) in connection with a registration statement on Form S-3 (File No. 333-159014) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     We are furnishing this letter to you in connection with the offer and sale by Belair Real Estate Corporation, Belcrest Realty Corporation, Belmar Realty Corporation, Belport Realty Corporation, Belrose Realty Corporation, Belvedere Equity Real Estate Corporation, Belshire Realty Corporation and Belterra Realty Corporation (collectively, the “Selling Stockholders”) of 8,000,000 shares of 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Securities”) of the Company, for sale pursuant to the Underwriting Agreement, dated March 1, 2011 (the “Underwriting Agreement”), by and among the Company, MHC Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership”), and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein (the “Representatives”) and the Selling Stockholders. The Securities are to be sold by the Selling Stockholders pursuant to the Registration Statement and the related prospectus, dated May 6, 2009 (the “Base Prospectus”), as amended by the prospectus supplement, dated March 1, 2011 (the “Prospectus Supplement” and together with the Base Prospectus, in the form in which they were first filed together by the Company with the Commission pursuant to Rule 424(b) of the Securities Act being referred to as the “Prospectus”).
     Prior to entering into the Underwriting Agreement on March 1, 2011, the Company, the Operating Partnership and the Selling Stockholders entered into an exchange agreement (the “Exchange Agreement”) pursuant to which the Selling Stockholders exchanged an aggregate of 6,000,000 8.0625% Series D Cumulative Redeemable Perpetual Preference Units of the Operating Partnership (the “Series D Units”) and an aggregate of 2,000,000 7.95% Series F Cumulative Redeemable Perpetual Preference Units of the Operating Partnership (the “Series F Units” and together with the Series D Units, the “Preferred Units”) for the Securities. The terms of the Securities are set forth in the Prospectus

Supplement. The Securities acquired by the Selling Stockholders were then sold in an underwritten secondary public offering in accordance with the Underwriting Agreement described above.
     In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and certain resolutions of the Board of Directors of the Company, on its own behalf and in its former capacity as the general partner of the Operating Partnership, certified by an officer of the Company on the date hereof as being complete, accurate and in effect, authorizing the filing of the Registration Statement and other related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate, trust and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors and employees of, and accountants for, the Company.
     As to facts upon which this opinion is based, we have relied upon certificates and written statements of officers, trustees, partners, members and employees of and accountants for and other representatives of, the Company and the Operating Partnership, representations and warranties of the parties set forth in the Underwriting Agreement and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement.
     Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the Securities have been duly and validly authorized and, when issued and delivered by the Company upon the exchange of the Preferred Units in accordance with the Exchange Agreement and in the manner contemplated by the Registration Statement and the Prospectus, will be legally issued, fully paid and nonassessable.
     The opinion set forth in this letter relates only to the Maryland General Corporation Law. We express no opinion with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.
     This letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to sale of the Securities (the “Form 8-K”), which is incorporated by reference into the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

     We consent to the filing of this letter as an exhibit to the Form 8-K and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Clifford Chance US LLP
Clifford Chance US LLP